Exhibit 99.1

Silverstar Holdings Issues $7.5 Million in Convertible Debt

Proceeds from Above-Market Transaction Earmarked to Expand Product Pipeline, Complete Empire Interactive Earn-Out Payment, and Increase Working Capital

BOCA RATON, FL – March 20, 2008 – Silverstar Holdings, Ltd. (NASDAQ: SSTR), a leading international publisher and developer of interactive entertainment software, has completed a convertible debt financing of $7.5 million.

The principal terms of the transaction include a four-year fixed interest $7.5 million secured convertible debenture. Interest of 9% per annum is payable in cash or kind for the term of the loan subject to certain volume requirements. The conversion price is $1.20 per share and includes a mandatory conversion provision at $2.40 per share or double the exercise price. The transaction also includes warrant coverage for approximately 3,125,000 common shares exercisable at $1.50.

The company will use approximately $3.9 million of the proceeds to complete the final earn-out payment for the acquisition of Empire Interactive subsidiary, based on Empire achieving its EBITDA goal for fiscal 2007.

“Completed at a premium to the market, this investment recognizes our success and expresses a vote of confidence in our potential,” said Clive Kabatznik, president and CEO of Silverstar Holdings. “This financing will help us expand and accelerate our award-winning product pipeline, and improve our position as one of the few remaining independent middle market interactive entertainment companies that are publicly traded in the US.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent and effective registration statement covering such securities or an applicable exemption from such registration requirements.

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First (www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit http://www.silverstarholdings.com .

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings Ltd.

Clive Kabatznik, President and CEO

Tel 561-479-0040

clive@silverstarholdings.com

Investor Relations:

Liolios Group, Inc.

Matt Glover or Ron Both

Tel 949-574-3860

info@liolios.com